VOTING AGREEMENT

                THIS VOTING AGREEMENT (this “Agreement”), dated as of November 2, 2012, is made and entered into by and among M West Holdings, L.P., a Delaware limited partnership (“Buyer”), and the Persons listed on Schedule A hereto (the “Company Stockholders”).

                WHEREAS, Mission West Properties, Inc., a Maryland corporation (the “Company”), and Buyer wish to effect a purchase and sale transaction (the “Transaction”) on the terms and subject to the conditions set forth in that certain Agreement of Purchase and Sale and Escrow Instructions, dated as of November 2, 2012, by and between the Company and Buyer (the “Transaction Agreement”);

WHEREAS, each Company Stockholder owns the number of shares of common stock, par value $0.001 per share, of the Company listed opposite such Company Stockholder’s name on Schedule A hereto (including any equity interests into which such common shares may be converted or exchanged after the date hereof, the “Company Shares”) (such Company Shares, together with any other equity interests in the Company acquired by any such Company Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as such Company Stockholder’s “Subject Shares”);

                WHEREAS, as an inducement to Buyer to enter into the Transaction Agreement and incur the obligations set forth therein, Buyer requires that the Company Stockholders enter into this Agreement, and the Company Stockholders desire to enter into this Agreement.

                NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     Section 1.                                Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Transaction Agreement.

     Section 2.                                Representations, Warranties and Covenants of the Company Stockholders. Each Company Stockholder represents and warrants to Buyer, solely with respect to itself or its Subject Shares, as applicable, as follows:

            (a)           Authority.                      Each Company Stockholder has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Company Stockholder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of each Company Stockholder.  This Agreement has been duly authorized, executed and delivered by each Company Stockholder and constitutes a valid and binding obligation of each Company Stockholder enforceable in accordance with its terms.

                (b)           No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of the organizational documents of any Company Stockholder, as applicable, or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to any Company Stockholder or to such Company Stockholder’s property or assets.

                (c)           The Subject Shares. Each Company Stockholder is the beneficial owner of and has good and marketable title to, its Subject Shares, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. No Company Stockholder owns, of record or beneficially, any shares of beneficial interest of the Company other than its Subject Shares. Each Company Stockholder has the sole right to vote, or to dispose of, its Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction (other than with respect to restricted shares) with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating any Company Stockholder to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”), or cause to be Transferred, any of its Subject Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

                (d)           Litigation. There is no action, proceeding or investigation pending or threatened against any Company Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Company Stockholder in connection with this Agreement.

(e)           Covenants. From the date hereof until the termination of this Agreement in accordance with Section 5 hereof:

(i)           Each Company Stockholder agrees not to take any action that would make any representation or warranty of such Company Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, or in any material respect, interfering with or adversely affecting the performance such Company Stockholder of its obligations under this Agreement.

(ii)           Each Company Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Buyer of the number of any new Company Shares acquired by such Company Stockholder, if any, after the date hereof.  Any such shares shall be subject to the terms of this Agreement as though owned by such Company Stockholder on the date hereof;

(iii)           Each Company Stockholder hereby authorizes Buyer and the Company to publish and disclose in any announcement, disclosure or filing required by the SEC and/or the rules or regulations under the Exchange Act, including in any proxy statement filed by the Company in connection with the Seller Stockholder Meeting and any schedule filed by Buyer with the SEC in connection with the Transaction, such Company Stockholder’s identity and ownership of the Subject Shares, as applicable, and the nature of such Company Stockholder’s obligation under this Agreement (including a copy of this Agreement), provided that such Company Stockholder is provided with a reasonable opportunity to review and comment on such disclosure.

                Section 3.                      Representations and Warranties of Buyer Parties. Buyer hereby represents and warrants to the Company Stockholders as follows:

                (a)           Authority. Buyer has all requisite power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms.

                (b)           No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, the organizational documents of Buyer or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Buyer or to Buyer’s property or assets..

                (c)           Litigation. As of the date hereof, there is no action, proceeding, or investigation pending or threatened against Buyer that questions the validity of this Agreement or any action taken or to be taken by Buyer in connection with this Agreement.

                Section 4.                      Agreement of Company Stockholders to Vote in Favor and Against, Restrictions on Transfers, Irrevocable Proxy. Until the termination of this Agreement in accordance with Section 5, each Company Stockholder agrees as follows:

               (a)           Agreement to Vote in Favor. At any meeting of stockholders of the Company called to vote upon the Transaction and the Transaction Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Transaction and the Transaction Agreement is sought, each Company Stockholder shall vote (or cause to be voted) its Subject Shares in favor of the approval of the Transaction and the Transaction Agreement and each of the transactions contemplated by the Transaction Agreement.

                (b)           Agreement to Vote Against.  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, each Company Stockholder shall vote (or cause to be voted) its Subject Shares against (i) any purchase and sale transaction or purchase and sale agreement (other than the Transaction and the Transaction Agreement), merger or merger agreement, consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Acquisition Proposal, (ii) any amendment of the Company’s Articles of Amendment and Restatement or Restated Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Transaction, the Transaction Agreement or any of the other transactions contemplated by the Transaction Agreement or change in any manner the voting rights of Company Shares, and (iii) any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Transaction Agreement.

                (c)           Restrictions on Transfer.  Each Company Stockholder agrees not to, after the date of this Agreement, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than pursuant to the Transaction Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement.

                (d)           Irrevocable Proxy.  Each Company Stockholder hereby revokes any and all previous proxies granted with respect to the Subject Shares.  Subject to the last two sentences of this subsection (d), each Company Stockholder hereby irrevocably appoints Buyer or its designee as such Company Stockholder’s agent, attorney and proxy, to vote (or cause to be voted) the Subject Shares in a manner consistent with Sections 4(a) and 4(b) hereof.  This proxy is irrevocable and coupled with an interest and is granted in consideration of the Company and Buyer entering into the Transaction Agreement.  In the event that any Company Stockholder fails for any reason to vote its Subject Shares in accordance with the requirements of Sections 4(a) and 4(b) hereof, then the proxyholder shall have the right to vote such Company Stockholder’s Subject Shares in accordance with the provisions of the second sentence of this subsection (d).  The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of such Company Stockholder’s Subject Shares and a vote by such Company Stockholder of its Subject Shares.  Notwithstanding the foregoing, the proxy granted by each Company Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms.

Section 5.                      Termination.. This Agreement shall terminate (i) upon the earlier of (A) the Closing Date and (B) the termination of the Transaction Agreement in accordance with the terms thereof, or (ii) at any time upon notice by Buyer.  No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.

                Section 6.                      No Solicitation of Transactions.

(a)           General.  Each Company Stockholder agrees, in its capacity as a stockholder of the Company, not to, and to use its reasonable best efforts to cause its officers, directors, employees or agents or any investment banker, financial advisor, attorney, accountant or other advisor or representative of such Company Stockholder or any of its Subsidiaries (collectively, the “Representatives”) not to, directly or indirectly, (i) solicit, or initiate or knowingly encourage, facilitate or induce, any inquiries, proposals or offers with respect to, or that reasonably may be expected to lead to the submission of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any person any non-public information with respect to, or provide access to properties or otherwise cooperate with respect to, any Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any agreement or commitment providing for any Acquisition Proposal.  Without limiting the foregoing, each Company Stockholder will be responsible for any failure on the part of its Representatives to comply with this Section 6.

(b)           Ongoing Discussions.  On the date hereof, each Company Stockholder shall immediately cease and cause to be terminated any existing solicitation, discussion or negotiation by such Company Stockholder or its Representatives with respect to any Acquisition Proposal.

Section 7.                      Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, except as to matters relating to the internal actions and affairs of Seller to which the MGCL or other laws of the State of Maryland would apply, which shall be governed by and interpreted in accordance with the laws of the State of Maryland.  Any legal proceeding between Buyer and Seller shall be brought in any federal court located in the State of Maryland or any Maryland state court.

                Section 8.                      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                Section 9.                       Specific Performance. Each Company Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements of such Company Stockholder contained in this Agreement relate to special, unique and extraordinary matters, and (ii) a violation of any of the terms of such covenants, obligations or agreements will cause Buyer irreparable injury for which adequate remedies are not available at law. Therefore, each Company Stockholder agrees that Buyer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain any Company Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Buyer may have.

                Section 10.                      Amendment, Waivers, Etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Buyer and each Company Stockholder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

                Section 11.                      Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that Buyer may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any affiliate of Buyer. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto.  Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 12.                      Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at, in the case of the Company Stockholders, the addresses listed on Schedule A, as applicable, hereto, and, in the case of Buyer, the following addresses or facsimile numbers, if to Buyer, to:

c/o TPG Capital, L.P.
888 7th Avenue, Suite 3800
New York, New York  10019
Attn:  Avi Banyasz
Telephone No.:  (212) 601-4706
Telecopy No.:  [    ]
Email:  abanyasz@tpg.com

and:

DivcoWest
575 Market Street, 35th Floor
San Francisco, California  94105
Attn:           Sam Hamilton
Telephone No.:  (415) 284-5712
Telecopy No.:  (415) 284-5812
Email:  shamilton@divcowest.com

With copies to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, California  90067
Attn:  Jesse Sharf
Telephone No.:  (310) 552-8512
Telecopy No.:  (213) 229-6638
Email:  jsharf@gibsondunn.com

And:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036
Attn:       Harvey Uris
Kenneth Wolff
Vered Rabia
Telephone No.:  (212) 735-3000
Telecopy No.:  (212) 735-2000
Email:      Harvey.Uris@skadden.com;
Kenneth.Wolff@skadden.com;
Vered.Rabia@skadden.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

                Section 13.                      Remedies. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                Section 14.                      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                Section 15.                      Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 16.                      Company Stockholder Capacity.  Each Company Stockholder has executed this Agreement solely in its capacity as a stockholder of the Company.  Without limiting the foregoing, nothing in this Agreement shall (a) limit or affect any actions or omissions by any Company Stockholder (or representative thereof) in his or her capacity as an officer, director, member, employee or manager of the Company, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) prohibit or restrict such Company Stockholder from taking any action in facilitation of the exercise of his duties to the Company where he is acting solely in his capacity as a director or officer of the Company.

Section 17.                      Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                Section 18.                      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

M WEST HOLDINGS, L.P.

By:  M West GP, LLC, its general partner

By:   /s/ Samuel Hamilton
Name: Samuel Hamilton
Title:  Authorized Representative

COMPANY STOCKHOLDER:
Carl E. Berg
By:   /s/ Carl E. Berg
Name:  Carl E. Berg

Schedule A

Name	Number of Shares
Carl E. Berg	2,000,000